Exhibit 14

Code of Ethics

For Chief Executive Officer and Senior Financial Officers

of Oritani Financial Corp.

It is the policy of Oritani Financial Corp. that the Principal Executive Officer (“CEO”), Principal Financial Officer (“CFO”) and Principal Accounting Officer/Controller (collectively referred to herein as the “Senior Officers”) of Oritani Financial Corp. (the “Company”) adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:

1.	Act with honesty and integrity, avoiding actual or apparent conflicts between his or her personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position

2.	Perform responsibilities with a view to causing periodic reports and other documents filed with the SEC to contain information that is accurate, complete, fair and understandable.

3.	Comply with laws of federal, state, and local governments applicable to the Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

4.	Act in good faith, responsibly, with due care, and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised.

5.	Respect the confidentiality of information acquired in the course of the performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose. Do not use confidential information acquired in the course of the performance of his or her responsibilities for personal advantage.

6.	Proactively promote ethical behavior among subordinates and peers.

7.	Use corporate assets and resources employed or entrusted in a responsible manner.

8.	Not use corporate information, corporate assets, corporate opportunities or one’s position with the Company for personal gain.

9.	Not compete directly or indirectly with the Company.

10.	Advance the Company’s legitimate interests when the opportunity arises.

It is also the policy of the Company that the Senior Officers, who serve as the senior officers of the Company’s wholly owned subsidiary, Oritani Savings Bank (the “Bank”), are to comply with the Code of Conduct of the Bank as in effect from time to time.

It is the policy of Oritani Financial Corp. that the Senior Officers of the Company acknowledge and certify to the foregoing annually and file a copy of such certification with the Audit Committee of the Board of Directors. The Audit Committee of the Board of Directors shall have the power to monitor, make determinations, and recommend action to the Board with respect to violations of this Policy.